EXHIBIT H.3

                       EXPENSE CAP/REIMBURSEMENT AGREEMENT

            This Agreement is entered into as of the 12th day of November, 2004 between Reams Asset Management Company, LLC. (the "Adviser") and Columbus Funds, Inc. (the "Company") on behalf of each series as set forth on Exhibit A, as amended from time to time, (the "Funds").

            WHEREAS, the Adviser desires to contractually agree to waive a portion of its advisory fee or reimburse certain of each Fund's operating expenses to ensure that the Fund's total operating expenses do not exceed the level described below.

            NOW THEREFORE, the parties agree as follows:

            The Adviser agrees that until the date set forth on Exhibit A, the Advisers will reduce its compensation as provided for in the Investment Advisory Agreement between the Company and the Adviser dated December 30, 2003, and/or assume expenses for the applicable Fund to the extent necessary to ensure that the Fund's total operating expenses (on an annual basis) do not exceed the percentage set forth on Exhibit A for the Fund's average daily net assets.

            The Adviser shall be entitled to recoup such amounts for a period of up to three (3) years following the fiscal year in which the Adviser reduced its compensation and/or assumed expenses for the applicable Fund, provided that the total operating expenses including this recoupment do not exceed the established cap on expenses for that year.

                                        REAMS ASSET MANAGEMENT COMPANY, LLC


                                        By: /s/ David B. Mckinney
                                            ------------------------------------
                                            David B. McKinney, President


                                        COLUMBUS FUNDS, INC.


                                        By: /s/ Mark M. Egan
                                            ------------------------------------
                                            Mark M. Egan, President
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                                    EXHIBIT A
                          (EFFECTIVE NOVEMBER 30, 2004)

                                          TOTAL OPERATING         DATE EXPENSE
             SERIES                         EXPENSE CAP            CAP EXPIRES
-----------------------------------       ---------------       ----------------
Columbus Low Duration Fund                     0.37%            January 31, 2006

Columbus Intermediate Fund                     0.39%            January 31, 2006

Columbus Core Fund                             0.20%            January 31, 2006

Columbus Core Plus Fund                        0.20%            January 31, 2006

Columbus Corporate Opportunity Fund            0.49%            January 31, 2006